UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2020

SUMMER ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-35496	20-2722022
(Commission File Number)	(I.R.S. The Company Identification No.)

5847 San Felipe Street #3700

Houston, Texas 77057

(Address of principal executive offices)

(713) 375-2790

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Principal U.S. Market for Securities
Common Stock, $0.001 par value	SUME	OTCQB

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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Item 1.01Entry into a Material Definitive Agreement

Item 1.02Termination of a Material Definitive Agreement

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02Unregistered Sales of Equity Securities

On March 12, 2020, Summer Energy, LLC, a Texas limited liability company (the “Borrower”), and wholly-owned subsidiary of Summer Energy Holdings, Inc., a Nevada corporation (“Parent”), and Parent (as guarantor thereunder) entered into a Loan Agreement (the “Agreement”) with Digital Lending Services US Corp., a Delaware corporation (“Digital Lending”).  Pursuant to the Agreement, Digital Lending agreed to provide a revolving loan (the “Loan”) to the Borrower, and the Borrower agreed to borrow and repay funds loaned by Digital Lending.

The amount of available credit under the Loan is Ten Million Dollars ($10,000,000).  The Loan is revolving in nature and is evidenced by a Revolving Promissory Note (the “Note”).  The maturity date of the Loan is March 11, 2023.  The Loan bears interest at a rate of 12.75% per annum, with monthly installment payments of accrued interest only.  The principal balance of the Loan may be prepaid at any time at the option of the Borrower, subject to certain prepayment charges.

The Borrower anticipates that the proceeds of the Loan will be used by the Borrower to repay indebtedness owed to Blue Water Capital Funding, LLC (“Blue Water”) and additional indebtedness, as well as for working capital and other general corporate purposes.  Simultaneous with the closing of the Loan, the Borrower paid off all outstanding debt due and owing to Blue Water.  As a result, the loan agreement and related credit facility with Blue Water was terminated, along with Blue Water’s security interest in and to the assets of the Borrower.

In connection with the Agreement, the Borrower made certain customary representations and warranties, and agreed that while the Loan amount remains outstanding, it would not take certain actions, including that it will not incur certain debts (as defined in the Agreement); create, assume, or suffer to exist any lien on any property or asset of the Borrower, except those set forth in and allowed by the Agreement; consolidate or merge with any other entity; or sell, lease, or transfer all or substantially all of the assets of the Borrower. Also in connection with the Agreement, the Borrower made certain affirmative and negative covenants, and agreed to designate a representative of Digital Lending to attend Parent board of directors meetings in a non-voting, observer capacity.

In connection with the Agreement, the Borrower and Digital Lending also entered into a Security Agreement (the “Security Agreement”), and Parent executed a Guaranty (the “Guaranty”) and issued a Common Stock Purchase Warrant (“Warrant”) in favor of Digital Lending.

Security Agreement

Pursuant to the Security Agreement, the Borrower granted to Digital Lending a second position security interest in and to the Borrower’s collateral, as more fully defined in the Security Agreement, and which includes receivables, equipment, inventory, personal property, other intangibles, and proceeds from any of these, to secure the Borrower’s payment of its obligations under the Loan.  The security interest granted to Digital Lending is subordinate to a security interest granted to EDF Energy Services, LLC (“EDF”) pursuant to an Amended and Restated Energy Services Agreement dated June 19, 2019, in accordance with the Agreement and a First Lien/Second Lien Intercreditor Agreement by and among EDF, Digital Lending, the Borrower, Parent, et. al., dated March 12, 2020.

Guaranty

Pursuant to the Guaranty, Parent agreed to guaranty the Borrower’s obligations under the Agreement and Note.

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Warrant

In connection with the Agreement and the Loan, Parent agreed to issue to Digital Lending the Warrant.  Pursuant to the Warrant, Digital Lending may purchase up to 250,000 shares of Parent’s common stock.  The Warrant has a term of five (5) years, has an exercise price of $1.50 per share, and is subject to adjustment as set forth in the Warrant.  The Warrant also contains a cashless or net exercise provision, pursuant to which the holder of the Warrant may elect to convert all or a portion of the Warrant without the payment of additional consideration, by receiving a net number of shares calculated pursuant to a formula set forth in the Warrant.

The Warrant, together with the shares of common stock underlying the Warrant, were and will be issued to Digital Lending without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, based in part upon the following factors: (a) the issuance of the securities was in connection with an isolated private transaction which did not involve any public offering; (b) there was a single offeree; (c) there were no subsequent or contemporaneous public offerings of the securities by Parent; and (d) the negotiations for the sale of the securities took place directly between the offeree and the issuer.

The foregoing summaries of the terms and conditions of the Agreement, the Note, the Security Agreement, and the Guaranty do not purport to be complete, and are qualified in their entirety by reference to the full text of the Agreement, the Note, the Security Agreement and the Guaranty, each of which is attached as an exhibit hereto.

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Item 9.01Financial Statements and Exhibits.

(d)Exhibits

ExhibitDescription

10.1Loan Agreement

10.2Revolving Promissory Note

10.3Security Agreement

10.4Guaranty

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 17, 2020

SUMMER ENERGY HOLDINGS, INC.

        By:  /s/ Jaleea P. George

         Jaleea P. George

          Chief Financial Officer

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